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                                                                   Exhibit 10.1
                           CONTACT COMMUNICATIONS, INC.
                            600 Data Drive, Suite 100
                               Plano, Texas  75075

                                                                   VIA FACSIMILE
                                                                  (919) 794-3008
May 10, 1995


Mr. C. T. Spruill
President
Page East, Inc.
310 U.S. 13 & 17 South
Windsor, North Carolina  27983

Dear Mr. Spruill:

     This letter will confirm the understanding that C. T. Spruill (the "Shareholder") has reached with Contact Communications Inc., a Delaware corporation ("Buyer"), wholly-owned subsidiary of ProNet, Inc. ("ProNet"), with respect to the acquisition ("Acquisition") by Buyer of all of the issued and outstanding shares of common stock (and preferred stock, if any) of Page East, Inc., a North Carolina corporation (the "Company") from the Shareholder.

     1. The parties hereto shall immediately proceed with the further negotiation, preparation and execution of a Definitive Agreement (herein so called) containing, among other things, the terms and conditions set forth in Exhibit A attached hereto. The parties intend that the Definitive Agreement be executed no later than 5:00 p.m., Dallas time, July 1, 1995.

     2. Following the date of execution hereof, the Shareholder and the Company shall afford to Buyer through its officers, attorneys, accountants, lenders and authorized representatives and affiliates free and full access to the properties, books and records of the Company on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties and operations of the Company as Buyer may deem necessary, provided however that Buyer shall have completed its Due Diligence review by July 1, 1995. In the event Buyer or Shareholder determines not to proceed with the Acquisition, any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, lenders or authorized representatives, as a result of its investigations or otherwise in connection with the Acquisition, shall be treated as confidential information except (a) to the extent such information is otherwise public or generally available to the public or (b) as required by law. In the event the Acquisition does not occur, each party shall return to the other parties all written confidential information furnished by the other parties to it or him and will not thereafter use, for any

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purposes whatsoever, such confidential information, or permit any such confidential information to be made publicly available.

     3. The Shareholder and the Company represent and warrant to Buyer that neither the Shareholder nor the Company has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or assets of the Company (whether by purchase of assets or stock, by merger, or otherwise) and (b) the execution, delivery and performance of this letter of intent by the Shareholder and the Company do not and will not breach, violate or conflict with or permit the cancellation of, any agreement to which the Company is a party or by which it or its properties are bound. In order to induce Buyer to undertake the considerable effort and to incur the major expenses associated with the Acquisition, the Shareholder and the Company shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of the Company not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the assets of, or securities of, or any merger, consolidation, or business combination with, the Company or any subsidiary thereof or (b) participate in any negotiations regarding or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage any effort or attempt by any other person or entity to do or seek any of the foregoing. In addition, until 5:00 p.m., Dallas, Texas time, on July 1, 1995, the Shareholder and the Company agree that neither the Shareholder nor the Company will enter into any agreement or consummate any transaction that would interfere with the consummation of the Acquisition. The Shareholder and the Company shall promptly notify Buyer if any such proposal or offer described in this paragraph, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this paragraph shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request.

     4. No public announcement shall be made by Buyer, ProNet, the Company or the Shareholder with respect to the transactions contemplated hereby without the approval of the respective parties, unless otherwise required by law; provided, however, it is specifically understood that ProNet shall issue press releases regarding the execution of this letter of intent, the execution of the Definitive Agreement and the Closing of the Acquisition, following prior notification to the Shareholder of the specific content of each such release and providing Shareholder with the reasonable ability to modify any portion of any such release which might be untrue, inaccurate or detrimental to the value of the Company.

     5. This letter and attached Exhibit A are intended merely to be a guide in the preparation of a Definitive Agreement satisfactory to the parties hereto and nothing contained herein shall be construed to preclude other provisions that are inconsistent with

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the terms of the Acquisition outlined herein from being included in the
Definitive Agreement, provided such other provisions are satisfactory to all parties to the Definitive Agreement. While the parties presently intend to proceed promptly to complete the Definitive Agreement, it is expressly understood that this is a letter of intent and that no liability or obligation of any nature whatsoever is intended to be created between or among any of the parties hereto except as set forth in paragraphs 2, 3 and 4 hereof.

     If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this letter in the space provided below for your signatures and return one fully executed copy to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto and our respective heirs, successors and assigns as of the date hereof.


                                             CONTACT COMMUNICATIONS INC.

                                        By: /s/ Mark A. Solls
                                           ------------------------------------

                                        Title: Vice President
                                              ---------------------------------

Accepted and agreed to in all respects
as of _____________________ 1995.


PAGE EAST, INC.


By:_________________________________

Title:_______________________________

____________________________________
C. T. Spruill



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                                                  EXHIBIT A

                                   TERM SHEET

Nature of Transaction         Acquisition of all of the issued and outstanding
                              common (and preferred, if any) stock of the Company.

Purchase Price                The Purchase Price shall be $6,376,000.

                              The Purchase Price shall be paid as follows: (a) 70% in cash at closing and (b) the balance payable in shares of common stock of ProNet Inc. (valued at the then current trading price) or cash (the "Deferred Amount"), in Buyer's sole discretion, in whole or part, within 12 months after the Closing of the Acquisition, providing however, any cash payment elected to be paid by Buyer as a portion of the Deferred Amount shall not be paid sooner than January 1, 1996. Shareholder may elect to take some portion of (a) above in shares of common stock of ProNet, Inc. (valued at the then current trading price), provided however, that the then current trading price is $18 per share or greater.


                              The shares of common stock to be delivered in payment of the Deferred Amount, if any, shall be the subject of a Registration Rights Agreement between the Shareholder and ProNet pursuant to which ProNet shall agree that such shares shall be registered with the Securities and Exchange Commission (the "SEC") within 14 days after the delivery of such shares to the Shareholders.

                              At the Closing of the Acquisition, Buyer further agrees to deliver to the Shareholder 15,000 shares of common stock of ProNet.

                              The Purchase Price shall be adjusted upward to reflect Buyer's purchase of the Company's Accounts Receivable in accord with a mutually acceptable schedule and Company's inventory which is greater than $45,000 which shall be sold at cost.

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Financial Condition Of Page
East, Inc. At Closing         (1)  Between March 31, 1995 and Closing, there
                              shall have been no material adverse change in the financial condition, assets or business of the Company, and between March 31, 1995 and Closing, the Business of the Company shall have been conducted in the ordinary course consistent with past practice.

                              (2)  No declared but unpaid dividends.

                              (3)  No loans to officers or employees
                              outstanding.

                              (4) Since March 31, 1995, there shall have been no dividends or distributions, no material increase in the compensation to officers or other key employees of the Company (other than in the normal course consistent with past practice) and no material commitments shall be made without the consent of the Buyer, except such distributions or compensation as is mutually agreed to between the parties.

                              (5) The cash and cash equivalents (excluding accounts receivable) of the Company shall meet or exceed the amount of Accounts Payable existing on the date of the Closing. On or prior to Closing, the Shareholder may retain or dividends cash and cash equivalents excluding accounts receivable in excess of such Accounts Payable.

                              (7) The Company's pagers in service shall not be less than 12,000 at the date of the Closing and Buyer shall adjust the Purchase Price upward to reflect the sale of service to greater than 12,500 pagers at a amount equal to $150 per pager. Pager accounts obtained via Shareholder's or Company's purchase of Coastal Carolina Communications, Inc. shall not be counted toward the calculation of total pagers for the purpose of adjusting the Purchase Price.

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Other Conditions To Closing
                              (1)  All third party consents, approvals and
                              waivers required to be obtained by the Company or the Buyer to consummate the transaction shall have been obtained or waived.

                              (2) Any required government filings shall have been made and applicable waiting periods shall have expired or been terminated or waived by Buyer.

                              (3)  Execution by the Shareholder of a
                              noncompetition agreement.

Hart-Scott-Rodino Filing      No later than ten (10) days after the Definitive
                              Agreement has been executed, the parties shall
                              make such filings as required by the Hart-Scott-
                              Rodino Antitrust Improvements Act with respect
                              to this transaction.  Buyer shall be solely
                              responsible for any expenses associated with such
                              filings and the parties will cooperate in seeking
                              early termination of the waiting period under the
                              Act.
Coastal Carolina
Communications,Inc.           The Company has entered into an agreement to
                              purchase the assets of Carolina Communications, Inc. (the "CCI Agreement") for $1,624,000, subject to adjustment. Subject to its approval after due diligence review, Buyer shall assume the rights and obligations of the Company under the CCI
                              Agreement. The Shareholder and the Company's obligations under the Definitive Agreement shall be conditioned upon Buyer's satisfactory completion of said due diligence.


Noncompetition Agreement      The Shareholder will agree not to compete with
                              Buyer in the area in which the Company serves its customers for a period of two years from the Closing of the Acquisition, subject to mutually agreeable terms between the parties.

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Representation
and Warranties                The Shareholder shall represent and warrant that
                              (a) neither he nor the Company has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or all or substantially all of the assets of the Company (whether by purchase of assets or stock, by merger or otherwise), and (b) except as otherwise disclosed on the appropriate disclosure schedule, the execution, delivery and performance of the Definitive Agreement by the Shareholder and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Shareholder or the Company is a party or by which any of them or their properties are bound.

License Transfers             Within 14 days after the parties have signed the
                              Definitive Agreement, Buyer (with Seller's assistance) shall apply with the Federal
                              Communications Commission for the transfer of all licenses currently issued to the Company
                              (including any pending applications with respect to the Company).

Liabilities                   The Shareholder will pay or provide for payment at
                              Closing for all of the Company's liabilities so that Buyer will be receiving the shares and assets of the Company free and clear of all liabilities, liens and encumbrances, except such liabilities which Buyer agrees to accept pursuant to the terms of the Definitive Agreement.

Indemnification/Offset        Buyer shall have a right to offset against the
                              Deferred Amount for any damages resulting from material breaches of the Definitive Agreement by the Company or the Shareholder, and the amounts of any such offset and the method of calculation of any such offset shall be specifically set forth within the Definitive Agreement.

ProNet Guarantee              ProNet shall guarantee the obligations of Buyer
                              contained in the Definitive Agreement.

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